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FOR IMMEDIATE RELEASE:        FROM:    STERLING VISION, INC.
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                           CONTACT:    Joseph Silver, Esq.
                                       Executive Vice President &
                                       General Counsel
                                       516.390.2144

                            STERLING VISION, INC.
              ANNOUNCES APPOINTMENT OF NEW PRESIDENT AND C.E.O.
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East Meadow, N.Y.: September 18, 1998--Sterling Vision, Inc. (ISEE-NASDAQ), a
chain of approximately 300 Company owned and franchised retail optical stores, today reported that Jerry Lewis has tendered his resignation as the Company's President, Chief Executive Officer and a member of its Board of Directors, effective October 15, 1998. Mr. Lewis indicated that he and his family have deemed it necessary to return to the U.K. due to personal reasons.

On October 15, 1998, Dr. Alan Cohen, one of the founding shareholders of the Company and the Vice Chairman of its Board of Directors, will assume the offices of Chief Executive Officer and President of the Company. Dr. Cohen has over twenty-four years of active experience in successfully developing and operating retail and wholesale optical businesses and received his Doctor of Optometry degree from the Pennsylvania College of Optometry in 1974.

On the same date, Mr. Jerry Darnell, the Company's Executive Vice President - Franchise Operations, will be appointed as the Company's Chief Operating Officer
- Franchise Division. Mr. Darnell, formerly the Vice President of Franchise Development of Medicine Shoppe International, Inc., has been with the Company since inception and, since such time, has been the primary force in developing the Company's strong franchise base.

Sterling Vision, Inc. in one of the largest chains of retail and franchised retail optical stores operating in the United States.